From: Sierra Pacific Resources	To: PR Newswire, US1
FOR IMMEDIATE RELEASE	Media Contact: Faye Andersen (775) 834-4822
July 30, 2007	Analyst Contact: Britta Carlson (702) 367-5624
Sierra Pacific Resources Reports 2007 Second Quarter Earnings
Declares First Dividend Since February 2002
Reno, Nev. — Sierra Pacific Resources (NYSE: SRP) today reported earnings applicable to common stock of $25.8 million, or 12 cents per share, for the three months ended June 30, 2007, compared with $27.8 million, or 14 cents per share, for the same period in 2006. Earnings for the six months ended June 30, 2007, totaled $41.4 million, or 19 cents per share, compared with $29.1 million, or 14 cents per share, for the same period a year earlier.
Earnings for the three months ended June 30, 2007, decreased slightly compared with the same quarter in 2006. Higher operating revenues and lower interest charges partially offset an increase in operating expenses, a decrease on carrying costs on deferred energy balances, and costs associated with a settlement with environmental agencies concerning Nevada Power’s Reid Gardner Generating Station.
The increase in earnings for the six months ended June 30, 2007, was primarily due to lower interest charges at Sierra Pacific Power and the parent company; the settlement with the Public Utilities Commission of Nevada regarding accrued interest on Nevada Power Company’s 2001 deferred energy rate case, and the carrying charge for the Chuck Lenzie Generating Station in southern Nevada.
“We are pleased with our financial results and to report that our company’s financial condition continues to strengthen,” said Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources. “Our continuing strong performance was instrumental in our Board of Directors’ decision this past weekend to declare a quarterly cash dividend of 8 cents per common share to shareholders of record on August 24, 2007, and payable on September 12, 2007. This is the first dividend declared by the company since February 2002 and was one of our major financial goals as our company recovered from the severe financial difficulties encountered as a result of the Western Energy Crisis of 2000-2001.”
Michael Yackira, president and chief operating officer, said, “We are especially proud of our utilities’ operations and of our employees. We have been successful in meeting challenging weather conditions during recent weeks. Both Nevada Power in southern Nevada and Sierra Pacific Power recently set record highs for electric demand. On July 5, Nevada Power Company set a record system peak of 5,866 megawatts, surpassing by more than 200 megawatts the previous record of 5,623 megawatts set in July of 2006. On the same day, Sierra Pacific Power also reached a system peak of 1,743 megawatts, breaking a previous record of 1,701 megawatts set in 2005. Our employees also met the challenges of wildfires that affected northern Nevada and the Lake Tahoe region of California. Through their efforts in perilous conditions, we either keep the lights on or quickly restored power when lost.”
Nevada Power Company Results
Nevada Power Company reported net income of $23.6 million for the second quarter of 2007, compared with $28.5 million for the same period in 2006. For the six months ended June 30, 2007, Nevada Power recognized net income of $28.2 million compared with $25.2 million for the same period last year.
Nevada Power’s retail electric revenues increased for the three and six month periods ending June 30, 2007, due to customer growth and increases in rates compared with the same periods in 2006. The number of retail customers increased by 3.2 percent and 3.4 percent for the three and six month periods ending June 30, 2007.

The utility’s purchased power costs decreased for the three and six month periods ending June 30, 2007, because of Nevada Power’s increased reliance on internal generation, which was more economical than purchased power.
Sierra Pacific Power Company Results
For the second quarter of 2007, Sierra Pacific Power reported earnings applicable to common stock of $10 million compared with $7.6 million for the same period a year earlier. During the six months ended June 30, 2007, Sierra Pacific Power recognized earnings of $32 million compared with $19.9 million for the same period in 2006.
Sierra Pacific Power’s retail electric revenues increased for the three and six month periods ended June 30, 2007, primarily due to customer growth and increases in retail rates. The number of retail customers increased by 2.1 percent and 2.3 percent for the three and six month periods ending June 30, 2007.
The utility’s retail natural gas revenues decreased for the three and six month periods ended June 30, 2007, as compared with the same periods a year earlier primarily because of warmer winter temperatures and decreases in retail rates. Partially offsetting these decreases were increases in retail gas customers of 3.3 percent and 3.5 percent for the three and six month periods ending June 30, 2007.
Webcast Scheduled for 7 a.m. PDT Today
Senior management of Sierra Pacific Resources will review the company’s financial results, regulatory issues and other matters during a conference call and live webcast today, July 30, at 7 a.m. Pacific Daylight Time.
The webcast will be accessible on the Sierra Pacific Resources web site: www.sierrapacificresources.com.
An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 880298, to access the recording. International callers should dial (320) 365-3844.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, the financial performance of Sierra Pacific Resources’ subsidiaries, Nevada Power Company and Sierra Pacific Power Company, and the discretion of Sierra Pacific Resources’ Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in Sierra Pacific Resources’ and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended

March 31, 2007 and their Annual Reports on Form 10-K for the year ended December 31, 2006, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Gross margin is presented by Nevada Power Company and Sierra Pacific Power Company in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
The companies expect to file their Form 10-Qs for the period ended June 30, 2007, with the Securities and Exchange Commission on or about August 7, 2007, at which time the 10-Qs will be available without charge through the EDGAR system at the SEC’s website. The Form 10-Q reports will also be posted on Sierra Pacific Resources’ website, www.sierrapacificresources.com.

Financial Highlights
(Dollars in thousands, except per share amounts)
(Unaudited)
Sierra Pacific Resources

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$851,894	$821,919	$1,608,325	$1,528,975

Other operating expenses	$92,268	$83,081	$177,015	$173,357
Maintenance	$30,633	$23,426	$54,378	$45,356
Depreciation and amortization	$59,678	$56,622	$115,911	$114,083
Income taxes / (benefits)	$7,244	$5,310	$6,489	$(1,594)
Taxes other than income	$11,640	$13,274	$24,619	$24,938

Operating income	$86,431	$90,683	$148,361	$150,260

Other income (expenses):
Income taxes	$(4,675)	$(8,758)	$(16,058)	$(16,943)

Interest charges	$70,617	$78,288	$140,286	$150,887
Preferred stock dividend requirements	$—	$1,366	$—	$2,341

Net Income Applicable to Common Stock	$25,754	$27,836	$41,361	$29,078

Amount per share basic and diluted — Net income applicable to common stock	$0.12	$0.14	$0.19	$0.14

Weighted Average Shares of Common Stock Outstanding:
Basic —	221,412,345	200,897,101	221,329,347	200,882,857

Diluted —	221,821,195	201,292,738	221,738,312	201,279,301

Capital Structure	June 30, 2007		June 30, 2006

Current maturities of long-term debt	$109,092	1.5%	$28,640	0.4%
Long-term debt	4,291,833	60.7%	4,403,714	67.5%

Total Debt	$4,400,925	62.2%	$4,432,354	67.9%

Common shareholders’ equity	$2,673,234	37.8%	$2,090,491	32.1%

Total Capitalization (including current maturities of long-term debt)	$7,074,159	100.0%	$6,522,845	100.0%

Nevada Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$575,108	$543,869	$993,273	$925,144

Other operating expenses	$55,162	$47,705	$106,001	$101,838
Maintenance	$20,319	$14,431	$37,783	$28,588
Depreciation and amortization	$38,833	$34,884	$74,594	$69,121
Income taxes / (benefits)	$8,654	$7,859	$442	$(236)
Taxes other than income	$6,692	$7,563	$14,426	$14,158

Operating income	$61,228	$62,019	$89,196	$87,682

Other income (expenses):
Allowance for other funds used during construction	$3,247	$2,725	$6,345	$8,154
Carrying charge for Lenzie	$5,998	$9,135	$16,080	$13,166
Reinstated interest on deferred energy	$—	$—	$11,076	$—
Income taxes	$(3,553)	$(6,641)	$(14,131)	$(13,050)

Interest charges	$44,268	$46,955	$88,260	$88,149

Net Income	$23,604	$28,456	$28,186	$25,160

Capital Structure	June 30, 2007		June 30, 2006

Current maturities of long-term debt	$7,449	0.2%	$6,240	0.1%
Long-term debt	2,655,630	54.6%	2,670,057	60.3%

Total Debt	$2,663,079	54.8%	$2,676,297	60.4%

Common shareholder’s equity	$2,200,590	45.2%	$1,755,605	39.6%

Total Capitalization (including current maturities of long-term debt)	$4,863,669	100.0%	$4,431,902	100.0%

Sierra Pacific Power

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating revenues	$276,734	$277,319	$614,733	$602,816

Other operating expenses	$35,994	$33,119	$68,842	$67,294
Maintenance	$10,314	$8,995	$16,595	$16,768
Depreciation and amortization	$20,845	$21,738	$41,317	$44,962
Income taxes / (benefits)	$2,686	$2,878	$11,046	$9,727
Taxes other than income	$4,902	$5,671	$10,088	$10,689

Operating Income	$22,213	$24,803	$56,124	$54,794

Other income (expenses):
Allowance for other funds used during construction	$3,365	$1,449	$6,834	$2,152
Income taxes	$(1,282)	$(1,199)	$(2,493)	$(2,022)

Interest charges	$15,454	$18,084	$30,237	$36,240
Dividend requirements of preferred stock	$—	$1,366	$—	$2,341

Earnings Applicable to Common Stock	$10,008	$7,633	$31,976	$19,930

Capital Structure	June 30, 2007		June 30, 2006

Current maturities of long-term debt	$101,643	4.8%	$22,400	1.2%
Long-term debt	1,085,764	51.6%	1,072,566	58.1%

Total Debt	$1,187,407	56.4%	$1,094,966	59.3%

Common shareholder’s equity	$916,994	43.6%	$750,611	40.7%

Total Capitalization (including current maturities of long-term debt)	$2,104,401	100.0%	$1,845,577	100.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Revenues:
Electric	$575,108	$543,869	$993,273	$925,144

Energy Costs:
Purchased Power	$175,716	$187,093	$271,310	$348,689
Fuel for power generation	140,773	151,694	304,858	241,516
Deferral of energy costs-net	67,731	30,621	94,663	33,788

	$384,220	$369,408	$670,831	$623,993

Gross Margin	$190,888	$174,461	$322,442	$301,151

Sierra Pacfic Power Company

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Revenues:
Electric	$245,356	$244,022	$498,235	$482,794
Gas	31,378	33,297	116,498	120,022

	$276,734	$277,319	$614,733	$602,816

Energy Costs:
Purchased Power	$86,309	$69,608	$169,619	$161,756
Fuel for power generation	51,285	62,474	115,354	115,761
Deferral of energy costs-electric-net	18,770	22,328	32,631	23,233
Gas purchased for resale	19,862	24,352	91,508	91,748
Deferral of energy costs-gas-net	3,554	1,353	1,609	6,084

	$179,780	$180,115	$410,721	$398,582

Energy Costs by Segment:
Electric	$156,364	$154,410	$317,604	$300,750
Gas	23,416	25,705	93,117	97,832

	$179,780	$180,115	$410,721	$398,582

Gross Margin by Segment:
Electric	$88,992	$89,612	$180,631	$182,044
Gas	7,962	7,592	23,381	22,190

	$96,954	$97,204	$204,012	$204,234